Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration Nos. 333-148248
and 333-90206
January 24, 2008
Export Development Canada / Exportation et développement Canada (“EDC”)
U.S. $1,250,000,000 2.625% United States Dollar Bonds due 2011
Final Term Sheet

Issuer:	Export Development Canada / Exportation et développement Canada

Title:	2.625% US Dollar Bonds due March 15, 2011

Ratings:	AAA/Aaa/AAA (S&P, Moodys, DBRS)

Format:	SEC Registered

Size:	$1,250,000,000

Trade Date:	January 24, 2008

Settlement Date:	January 31, 2008

Maturity Date:	March 15, 2011

Callable:	No, unless any change in the laws or regulations of Canada that would require the payment by EDC of additional amounts on the bonds

Interest Payment Dates:	March 15th and September 15th; Short First Coupon

First Payment Date:	March 15, 2008

Yield to Maturity:	2.765%

Coupon:	2.625%

Price:	99.585%

Day Count:	30/360

Specified Currency	United States Dollars (“$”)

Minimum Denomination:	$5,000 and increments of $5,000 in excess thereof

Listing:	Luxembourg Euro MTF Market

Status:	The bonds will carry the full faith and credit of Canada. The payment of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada

Governing Law:	Province of Ontario / Canada

Business Days:	New York, London, Toronto

Representatives:	BNP Paribas Securities Corp., HSBC Securities (USA) Inc., RBC Capital Markets Corporation and The Toronto-Dominion Bank

Co-managers:	Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho International plc
Morgan Stanley
Scotia Capital (USA) Inc.
Shinkin International Ltd.

Billing and Delivering:	BNP Paribas Securities Corp.

Cusip # ISIN #	CUSIP: 30216B BD3

ISIN: US30216BBD38

Reference Document:	Prospectus Supplement subject to completion, dated January 24, 2008; Prospectus dated January 15, 2008;

http://www.sec.gov/Archives/edgar/data/276328/000120621208000012/m39075ore424b2.htm.

Legend:	This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-854-5674 for BNP Paribas, 1-866-811-8049 for HSBC, 1-866-375-6829 for RBC Capital Markets
Corporation or 1-800-263-5292 for The Toronto-Dominion Bank.